UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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MASIMO CORPORATION
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On June 20, 2023, Masimo Corporation (“Masimo”) issued a press release announcing that it sent a letter to its stockholders regarding Masimo’s 2023 Annual Meeting of Stockholders. A copy of the press release and the letter are set forth below.
Masimo Board of Directors Encourages Stockholders to Protect Their Investment by Voting FOR H Michael Cohen and Julie Shimer, Ph.D., on the WHITE Proxy Card
Vote the WHITE Proxy Card Today
Visit KeepMasimoStrong.com for More Information
IRVINE, Calif. – (BUSINESS WIRE) June 20, 2023 – The Board of Directors of Masimo Corporation (“Masimo” or the “Company”) (Nasdaq: MASI) today issued a letter to stockholders in connection with the Company’s Annual Meeting of Stockholders to be held on June 26, 2023. To protect stockholders’ investment and to ensure Masimo continues to innovate breakthrough solutions to help improve lives, improve patient outcomes and reduce cost of care, and take noninvasive monitoring to new sites and applications, the Board encourages stockholders to vote FOR Masimo’s highly qualified director nominees, H Michael Cohen and Julie Shimer, Ph.D. Your vote on the WHITE proxy card helps prevent Politan Capital Management (“Politan”) and its nominee Quentin Koffey from endangering Masimo’s current position and the future it is trying to bring about.
Find our definitive proxy materials and more information on why your vote is so important to the future of Masimo at www.KeepMasimoStrong.com.
The full text of the Board’s letter to stockholders is available below.
Dear Fellow Masimo Stockholders:
Next week you have an important decision to make about your investment in Masimo and the direction of your Company. Your Board of Directors asks that you consider the following as you make your decision:
•Masimo is a leader. It is one of the most innovative and best performing companies in the healthcare industry and is not in need of intervention. Since the launch of its first products, Masimo has grown at more than twice the rate of the pulse oximetry market and twice the rate of other markets it competes in, generating superior long-term stockholder returns in the process. Masimo’s earnings multiple is higher than its industry peers. With consumer health, Masimo is trying to make a bigger difference in people’s lives and to make Masimo much more valuable. All of this could be lost if Politan’s nominee Quentin Koffey is elected to the Board.
•Mr. Koffey has shown that he intends to fundamentally change Masimo’s innovation culture, which has driven and differentiated Masimo since its founding more than 30 years ago, and depart from the strategy that has consistently delivered results for stockholders.
•Politan is seeking half of the independent seats on the Board, which would immediately give Politan outsized influence over Masimo’s leadership and future and a clear path to control of the Company.
•The Board offered to work with Politan to identify and select two new independent directors. Politan refused unless one of the directors was Mr. Koffey. The Board declined to appoint Mr. Koffey, given his lack of qualifications, misrepresentations and reckless behavior prior to Masimo’s trade secret trial with Apple, but committed to appoint Michelle Brennan, Politan’s other nominee, in the event that stockholders reelect Masimo’s director nominees and approve the proposal to expand the Board.
•The Board has listened carefully to stockholders, both recently and throughout Masimo’s history, and enacted changes that directly reflected their input. The changes made recently, including the declassification and expansion of the Board, the appointment of a Lead Independent Director and the waiver of key provisions of the CEO’s employment agreement, represent quick and decisive responses to specific stockholder feedback.
•Electing Mr. Koffey would derail Masimo and risk the loss of its senior leadership and engineering teams.
There is no need to risk Masimo’s future and the value of your investment. Masimo’s Board has been unified and unwavering in its commitment to act in the best interests of all stockholders. We urge you to vote on the WHITE proxy card FOR H Michael Cohen and Julie A. Shimer, Ph.D.

Thank you for your continued support,
Masimo Board of Directors
About Masimo
Masimo (Nasdaq: MASI) is a global technology company that develops and produces a wide array of industry-leading monitoring technologies, including innovative measurements, sensors, patient monitors, and automation and connectivity solutions. In addition, Masimo Consumer Audio is home to eight legendary audio brands, including Bowers & Wilkins®, Denon®, Marantz®, and Polk Audio®. Our mission is to improve life, improve patient outcomes and reduce the cost of care. Masimo SET® Measure-through Motion and Low Perfusion™ pulse oximetry, introduced in 1995, has been shown in over 100 independent and objective studies to outperform other pulse oximetry technologies. Masimo SET® has also been shown to help clinicians reduce severe retinopathy of prematurity in neonates, improve CCHD screening in newborns, and, when used for continuous monitoring with Masimo Patient SafetyNet™ in post-surgical wards, reduce rapid response team activations, ICU transfers, and costs. Masimo SET® is estimated to be used on more than 200 million patients in leading hospitals and other healthcare settings around the world, and is the primary pulse oximetry at 9 of the top 10 hospitals as ranked in the 2022-23 U.S. News and World Report Best Hospitals Honor Roll. In 2005, Masimo introduced rainbow® Pulse CO-Oximetry technology, allowing noninvasive and continuous monitoring of blood constituents that previously could only be measured invasively, including total hemoglobin (SpHb®), oxygen content (SpOC™), carboxyhemoglobin (SpCO®), methemoglobin (SpMet®), Pleth Variability Index (PVi®), RPVi™ (rainbow® PVi), and Oxygen Reserve Index (ORi™). In 2013, Masimo introduced the Root® Patient Monitoring and Connectivity Platform, built from the ground up to be as flexible and expandable as possible to facilitate the addition of other Masimo and third-party monitoring technologies; key Masimo additions include Next Generation SedLine® Brain Function Monitoring, O3® Regional Oximetry, and ISA™ Capnography with NomoLine® sampling lines. Masimo’s family of continuous and spot-check monitoring Pulse CO-Oximeters® includes devices designed for use in a variety of clinical and non-clinical scenarios, including tetherless, wearable technology, such as Radius-7®, Radius PPG® and Radius VSM™, portable devices like Rad-67®, fingertip pulse oximeters like MightySat® Rx, and devices available for use both in the hospital and at home, such as Rad-97®. Masimo hospital and home automation and connectivity solutions are centered around the Masimo Hospital Automation™ platform, and include Iris® Gateway, iSirona™, Patient SafetyNet, Replica®, Halo ION®, UniView®, UniView :60™, and Masimo SafetyNet®. Its growing portfolio of health and wellness solutions includes Radius T® and Masimo W1™ watch. Additional information about Masimo and its products may be found at www.masimo.com. Published clinical studies on Masimo products can be found at www.masimo.com/evidence/featured-studies/feature/.
ORi and RPVi have not received FDA 510(k) clearance and are not available for sale in the United States. The use of the trademark Patient SafetyNet is under license from University HealthSystem Consortium.
Forward-Looking Statements
All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements including, in particular, certain statements regarding Masimo’s innovation strategy and business model, as well as statements regarding Politan and its founder and nominee, Quentin Koffey, including risks associated therewith. These forward-looking statements are based on management’s current expectations and beliefs and are subject to uncertainties and factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks include those set forth in this press release and certain other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including our most recent Form 10-K and Form 10-Q, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Additional Information Regarding The Annual Meeting of Stockholders Currently Expected to Be Held on June 26, 2023 and Where to Find It
Masimo has filed a definitive proxy statement containing a form of WHITE proxy card with the SEC in connection with its solicitation of proxies for its 2023 Annual Meeting of Stockholders. MASIMO’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD AS THEY WILL CONTAIN OR CONTAIN IMPORTANT INFORMATION. Stockholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by Masimo with the SEC without charge from the SEC’s website at www.sec.gov.
Certain Information Regarding Participants
Masimo, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from Masimo’s stockholders in connection with the matters to be considered at the 2023 Annual Meeting of Stockholders. Information regarding the ownership of Masimo’s directors and executive officers in Masimo common shares is included in Masimo’s definitive proxy statement, which can be found through the SEC’s website at www.sec.gov. To the extent holdings of Masimo’s securities by directors or executive officers have changed since the amounts set forth in the definitive proxy statement, such changes have been or will be reflected on SEC filings filed by the applicable individuals on Forms 3, 4, and 5, which can be found through the SEC’s website at www.sec.gov. These documents can be obtained free of charge from the sources indicated above.
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Investor Contact: Eli Kammerman	Media Contact: Evan Lamb
(949) 297-7077	(949) 396-3376
ekammerman@masimo.com	elamb@masimo.com
Masimo, SET, Signal Extraction Technology, Improving Patient Outcome and Reducing Cost of Care... by Taking Noninvasive Monitoring to New Sites and Applications, rainbow, SpHb, SpOC, SpCO, SpMet, PVI and ORI are trademarks or registered trademarks of Masimo Corporation.